Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

August 2013 Performance Update

The Frontier Fund Supplement Dated August 31, 2013 to Prospectus Dated April 30, 2013.

The Frontier Fund Class 1 New

THE FRONTIER FUND’S GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	August 31, 2013	August 31, 2013	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	-3.65%	-17.71%	$77.68
Frontier Long/Short Commodity Series-1a	-4.09%	-13.46%	$93.97
Frontier Masters Series-1	-4.63%	-12.89%	$88.08

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of August 31, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$170,652.57
Unrealized trading gain (loss)	(1,418,017.60)
Less: Commissions	(42,487.83)
Less: Trading Fee paid to Managing Owner	(76,004.94)
Interest income	62,588.66

Total Income	(1,303,269.14)
EXPENSES
Broker service fees	64,133.20
Incentive fees	0.00
Management fees	48,697.70

Total Expenses	112,830.90

Net Income (Loss)	$(1,416,100.04)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	507,616.83373	$40,929,625.34	$80.63
Current month additions	537.36215	42,714.78
Current month redemptions	(57,854.40997)	(4,575,006.99)
Net income (loss) for current month		(1,416,100.04)	(2.95)

Net asset value, end of current month	450,299.78591	$34,981,233.09	$77.68

	Monthly rate of return		-3.65%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—DIVERSIFIED SERIES—1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(510,162.53)
Unrealized trading gain (loss)	50,976.50
Less: Commissions	(14,486.26)
Less: Trading Fee paid to Managing Owner	(25,290.44)
Interest income	28,962.01

Total Income	(470,000.72)
EXPENSES
Broker service fees	21,338.79
Incentive fees	0.00
Management fees	42,510.56

Total Expenses	63,849.35

Net Income (Loss)	$(533,850.07)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	142,182.89806	$13,929,383.78	$97.97
Current month additions	290.46669	28,000.00
Current month redemptions	(15,410.08766)	(1,483,967.92)
Net income (loss) for current month		(533,850.07)	(4.00)

Net asset value, end of current month	127,063.27709	$11,939,565.79	$93.97

	Monthly rate of return		-4.09%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—LONG/SHORT COMMODITY SERIES—1a

THE FRONTIER FUND MASTERS SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(103,016.57)
Unrealized trading gain (loss)	(1,094,012.23)
Less: Commissions	(14,885.03)
Less: Trading Fee paid to Managing Owner	(55,687.02)
Interest income	48,280.46

Total Income	(1,219,320.39)
EXPENSES
Broker service fees	46,987.21
Incentive fees	0.00
Management fees	66,666.03

Total Expenses	113,653.24

Net Income (Loss)	$(1,332,973.63)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	318,158.20985	$29,382,990.13	$92.35
Current month additions	3,592.25092	326,765.33
Current month redemptions	(11,175.80395)	(1,021,862.31)
Net income (loss) for current month		(1,332,973.63)	(4.27)

Net asset value, end of current month	310,574.65682	$27,354,919.52	$88.08

	Monthly rate of return		-4.63%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—MASTERS SERIES—1

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$324,919.56
Unrealized trading gain (loss)	(2,855,564.76)
Less: Commissions	(85,325.26)
Less: Trading Fee paid to Managing Owner	(152,221.50)
Interest income	125,368.94

Total Income	(2,642,823.02)
EXPENSES
Trading fees	0.00
Broker service fees	72,172.16
Incentive fees	0.00
Management fees	97,575.37

Total Expenses	169,747.53

Net Income (Loss)	$(2,812,570.55)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	963,444.03497	$80,451,599.83	$83.50
Current month additions	16,231.77696	1,417,952.78
Current month redemptions	(90,114.83498)	(7,329,116.31)
Net income (loss) for current month		(2,812,570.55)	(2.87)

Net asset value, end of current month	889,560.97695	$71,727,865.75	$80.63

	Monthly rate of return		-3.44%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,391,318.88)
Unrealized trading gain (loss)	139,107.33
Less: Commissions	(39,374.93)
Less: Trading Fee paid to Managing Owner	(46,513.90)
Interest income	78,729.05

Total Income	(1,259,371.33)
EXPENSES
Trading fees	0.00
Broker service fees	22,474.32
Incentive fees	0.00
Management fees	159,077.81

Total Expenses	181,552.13

Net Income (Loss)	$(1,440,923.46)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	330,431.64653	$37,233,042.78	$112.68
Current month additions	588.19773	58,535.80
Current month redemptions	(33,306.07053)	(3,510,302.74)
Net income (loss) for current month		(1,440,923.46)	(4.05)

Net asset value, end of current month	297,713.77373	$32,340,352.38	$108.63

	Monthly rate of return		-3.60%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(148,952.10)
Unrealized trading gain (loss)	(1,566,559.84)
Less: Commissions	(21,385.23)
Less: Trading Fee paid to Managing Owner	(80,082.97)
Interest income	69,444.90

Total Income	(1,747,535.24)
EXPENSES
Trading fees	0.00
Broker service fees	49,560.30
Incentive fees	0.00
Management fees	95,861.48

Total Expenses	145,421.78

Net Income (Loss)	$(1,892,957.02)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	451,388.34045	$42,612,360.54	$94.40
Current month additions	3,592.25092	326,765.33
Current month redemptions	(22,181.98468)	(2,099,891.53)
Net income (loss) for current month		(1,892,957.02)	(4.41)

Net asset value, end of current month	432,798.60669	$38,946,277.32	$89.99

	Monthly rate of return		-4.68%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER MASTERS SERIES